EXHIBIT 99.1

First Capital, Inc. Reports Earnings for 2016

CORYDON, Ind., Jan. 26, 2017 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $6.9 million, or $2.05 per diluted share, for the year ended December 31, 2016, compared to net income of $5.2 million, or $1.87 per diluted share, for the year ended December 31, 2015.  The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income partially offset by an increase in noninterest expenses.

As previously announced, on December 4, 2015, the Company completed its acquisition of Peoples Bancorp, Inc. of Bullitt County and its wholly-owned bank subsidiary Peoples Bank of Bullitt County (collectively, “Peoples”), headquartered in Shepherdsville, Kentucky.  As part of the acquisition, the Company acquired total assets with a fair value of $240 million, assumed liabilities with a fair value of $211 million and issued 580,017 shares of Company stock.  During the year ended December 31, 2015, the Company incurred one-time acquisition-related expenses of $1.0 million.  If the one-time acquisition-related expenses are excluded from earnings, the Company would have reported net income of $6.1 million, or $2.18 per diluted share, for the year ended December 31, 2015.

Net interest income after provision for loan losses increased $5.0 million for 2016 as compared to 2015. Interest income increased $6.4 million when comparing the two periods due to an increase in the average balance in interest-earning assets from $454.4 million for 2015 to $685.0 million for 2016, while the average tax-equivalent yield of interest-earning assets decreased from 4.25% for 2015 to 3.76% for 2016.  Both the increase in the average balance of interest-earning assets and the decrease in the average tax-equivalent yield for 2016 are primarily attributable to the Peoples acquisition.  Through the acquisition of Peoples, the Company acquired loans, investment securities, interest-bearing deposits with banks and federal funds sold with a fair value of approximately $56 million, $132 million, $5 million and $28 million, respectively.  The high concentration of investment securities, interest-bearing deposits with banks and federal funds sold, which generally provide a lower yield than loans, led to a decrease in the overall tax-equivalent yield on interest-earning assets for 2016.  Interest expense increased $759,000 when comparing the periods as the average cost and average balance of interest-bearing liabilities increased from 0.29% to 0.33% and from $350.6 million to $531.1 million, respectively.  These changes were also primarily attributable to the Peoples acquisition, with the Company assuming deposit liabilities with a fair value of approximately $209 million.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased from 3.96% for 2015 to 3.43% for 2016.

The provision for loan losses was $645,000 for 2016 compared to $50,000 for 2015.  Provisions for loan losses are based on management’s analysis of the allowance for loan losses.   Net charge-offs were $674,000 for 2016 compared to $1.5 million for 2015.  The net charge-offs recognized for 2015 primarily related to a $1.2 million charge-off on a commercial loan that had been fully reserved for in prior periods.

Noninterest income increased $1.0 million for 2016 as compared to 2015 primarily due to increases in service charges on deposit accounts, gains on the sale of loans and gains on the sale of securities of $521,000, $336,000 and $176,000, respectively.

Noninterest expenses increased $3.8 million for 2016 compared to 2015 primarily due to the increased expenses associated with operating the five offices acquired from Peoples, partially offset by the $1.0 million in costs related to the 2015 acquisition.  Compensation and benefits increased $2.6 million primarily due to normal salary increases and the retained Peoples personnel.  Other operating expense and data processing expense also increased $1.0 million and $708,000, respectively, when comparing the two periods.

The Company’s net income was $1.7 million, or $0.52 per diluted share, for the quarter ended December 31, 2016 compared to $1.1 million, or $0.38 per diluted share, for the quarter ended December 31, 2015.   During the quarter ended December 31, 2015, the Company incurred one-time acquisition-related expenses of $646,000.  If the one-time acquisition-related expenses are excluded from earnings, the Company would have reported net income of $1.6 million, or $0.56 per diluted share, for the quarter ended December 31, 2015.

Net interest income after provision for loan losses increased $824,000 for the quarter ended December 31, 2016 as compared to the same period in 2015.  Interest income increased $1.1 million when comparing the two periods, due to an increase in the average balance of earning assets from $494.4 million for the quarter ended December 31, 2015 to $700.3 million for the same period in 2016, partially offset by a decrease in the average tax-equivalent yield on interest-earning assets from 4.25% for the period in 2015 to 3.66% for 2016.  Interest expense increased $91,000 as the average balance of interest-bearing liabilities increased from $383.3 million for the quarter ended December 31, 2015 to $541.5 million for the same period in 2016 and the average cost of interest-bearing liabilities decreased from 0.31% for the quarter ended December 31, 2015 to 0.29% for the same period in 2016.  The provision for loan losses was $220,000 for the quarter ended December 31, 2016, but no provision for loan losses was recorded for the quarter ended December 31, 2015.

Noninterest income increased $116,000 for the quarter ended December 31, 2016 as compared to the quarter ended December 31, 2015, primarily due increases of $80,000 in service charges on deposit accounts and $64,000 in gains on the sale of loans.

Noninterest expenses increased $180,000 for the quarter ended December 31, 2016 as compared to the same period in 2015, primarily due to increases in compensation and benefits expense and data processing expense of $425,000 and $195,000, respectively, partially offset by the $646,000 in costs related to the Peoples acquisition recognized in the quarter ended December 31, 2015.

Total assets at December 31, 2016 were $743.7 million compared to $715.8 million at December 31, 2015.  Investment securities and net loans receivable increased $69.1 million and $22.0 million, respectively, which was partially offset by a decrease in cash and cash equivalents of $63.3 million.  Investment securities increased due to management investing excess liquidity obtained in the Peoples acquisition primarily in government agency mortgage-backed securities.  Deposits also increased $27.5 million primarily due to increases in interest-bearing demand and savings deposits during 2016.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $11.2 million at December 31, 2015 to $8.4 million at December 31, 2016 as management continues to work to resolve nonperforming assets acquired from Peoples.

At December 31, 2016, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has seventeen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.  In March 2016, the Company also acquired property for a proposed branch location near the River Ridge development in Jeffersonville, Indiana.  The Company broke ground on the new office during the quarter ended December 31, 2016 and expects the new office to be open in the Spring of 2017.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non-FDIC insured investments to complement the Bank’s offering of traditional banking products and services. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2016	2015	2016	2015
(Dollars in thousands, except per share data)

Total interest income	$25,094	$18,713	$6,244	$5,109
Total interest expense	1,763	1,004	393	302
Net interest income	23,331	17,709	5,851	4,807
Provision for loan losses	645	50	220	0
Net interest income after provision for loan losses	22,686	17,659	5,631	4,807

Total non-interest income	6,169	5,124	1,436	1,320
Total non-interest expense	19,455	15,608	4,697	4,517
Income before income taxes	9,400	7,175	2,370	1,610
Income tax expense	2,523	1,964	626	501
Net income	$6,877	$5,211	$1,744	$1,109
Less net income attributable to the noncontrolling interest	13	13	3	3
Net income attributable to First Capital, Inc.	$6,864	$5,198	$1,741	$1,106

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$2.05	$1.87	$0.52	$0.38

Diluted	$2.05	$1.87	$0.52	$0.38

Weighted average common shares outstanding:
Basic	3,340,566	2,783,508	3,342,052	2,910,808

Diluted	3,343,416	2,783,912	3,344,637	2,911,321

OTHER FINANCIAL DATA

Cash dividends per share	$0.84	$0.84	$0.21	$0.21
Return on average assets (annualized)	0.94%	1.06%	0.93%	0.82%
Return on average equity (annualized)	8.90%	8.65%	8.97%	6.81%
Net interest margin	3.50%	4.03%	3.44%	4.01%
Interest rate spread	3.43%	3.96%	3.37%	3.94%
Net overhead expense as a percentage
of average assets (annualized)	2.65%	3.19%	2.51%	3.35%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2016	2015

Cash and cash equivalents	$45,835	$109,174
Interest-bearing time deposits	14,735	16,655
Investment securities	255,846	186,755
Gross loans	384,540	362,581
Allowance for loan losses	3,386	3,415
Earning assets	677,596	661,725
Total assets	743,658	715,827
Deposits	664,650	637,177
Stockholders' equity, net of noncontrolling interest	75,730	74,396
Non-performing assets:
Nonaccrual loans	2,946	4,222
Accruing loans past due 90 days	78	355
Foreclosed real estate	4,674	4,890
Troubled debt restructurings on accrual status	742	1,710
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.30%	12.15%
Tier I - risk based	14.28%	15.26%
Total risk-based	14.98%	16.07%

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464